Exhibit 10.33
                                 LOAN AGREEMENT



         THIS LOAN AGREEMENT (the "Agreement") is made and entered into as of October ____, 2003, by and between AMERICAN PHYSICIANS SERVICE GROUP, INC., a Texas corporation (the "Borrower") and PLAINSCAPITAL BANK, a Texas state bank (the "Lender").


                              W I T N E S S E T H :


         THAT, in consideration of the mutual covenants, agreements and undertakings herein contained, the parties hereto agree as follows:

1.       Definitions:

         Unless a particular word or phrase is otherwise defined or the context otherwise requires, capitalized words and phrases used in Loan Documents have the meanings provided below (such meanings to be applicable to both the singular and plural forms of these words):

         Affiliate shall mean any Person controlling, controlled by, or under common control with any other Person. For purposes of this definition, "control" (including "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise. If any Person shall own, directly or indirectly, twenty percent (20%) or more of the indicia of equity rights (whether outstanding capital stock, partnership interests or otherwise) of another Person, such Person shall be deemed to be an Affiliate.

         Agreement shall mean this Loan Agreement.

         Chapter 303 shall mean Chapter 303 of the Texas Finance Code, as in effect on the date the document using such term was executed (unless otherwise provided in such document).

         Code shall mean the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.

         Debt to Worth Ratio shall mean the ratio of (a) total liabilities, less contributions in aid of construction, living unit equivalents and inter-company debt which is subordinated in payment to the Loan to (b) net worth, being total assets minus total liabilities, as determined in accordance with Generally Accepted Accounting Principles.


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         ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the Department of Labor thereunder.

         Event of Default shall mean any of the events specified as a default in any Loan Document, including without limitation any of the events described in
Section 7.1 of this Agreement, provided there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and Default shall mean any of such events, whether or not any such requirement has been satisfied.

         Generally Accepted Accounting Principles shall mean, as to a particular Person, such accounting practice as, in the opinion of the independent accountants of recognized national standing regularly retained by such Person and acceptable to the Lender, conforms at the time to Generally Accepted Accounting Principles, consistently applied. Generally Accepted Accounting Principles means those principles and practices (1) which are recognized as such by the Financial Accounting Standards Board, (2) which are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the most recent audited financial statements of the relevant Person furnished to the Lender, and (3) which are consistently applied for all periods after the date hereof so as to reflect properly the financial condition, and results of operations and changes in cash flow, of such Person. Any accounting terms used in this Agreement but not defined herein shall have the same meaning as promulgated by the Financial Accounting Standards Board.

         Highest Lawful Rate shall mean the maximum nonusurious rate of interest permitted to be charged, contracted for, received or collected by applicable federal or Texas law (whichever shall permit the higher lawful rate) from time to time in effect. At all times, if any, as Chapter 303 shall establish the Highest Lawful Rate, the Highest Lawful Rate shall be the "indicated rate ceiling" (as defined in Chapter 303) from time to time in effect. If the obligation is an open-end account, the Lender may from time to time, as to then-current and future balances, implement any other ceiling under Chapter 303 and/or revise the index, formula, or provision of law used to compute the rate on such obligation, if and to the extent permitted by, and in the manner provided in, Chapter 303.

         Indebtedness shall mean and include (1) all items which in accordance with Generally Accepted Accounting Principles would be included on the liability side of a balance sheet on the date as of which Indebtedness is to be determined (excluding capital stock, surplus, surplus reserves, and deferred credits), (2) all guaranties, endorsements, and other contingent obligations respecting any obligations to purchase or otherwise acquire, Indebtedness of others, (3) all Indebtedness secured by any Lien existing on any interest of the Person respecting which Indebtedness is being determined in Property owned subject to such Lien whether or not the Indebtedness secured thereby shall have been assumed, and (4) capital leases; provided, that such term shall not mean or include any Indebtedness in respect of which monies sufficient to pay and discharge the same in full (either on the expressed date of maturity thereof or


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on such earlier date as such Indebtedness may be duly called for redemption and payment) have been deposited with a depository, agency, or trustee acceptable to the Lender in trust for the payment thereof.

         Investment shall mean the purchase or other acquisition of any securities or Indebtedness of, or the making of any loan, advance, transfer of Property, or capital contribution to, or the incurring of any liability, contingently or otherwise, respecting the Indebtedness of, any Person.

         Liquidity shall mean cash or marketable securities reasonably acceptable to the Lender that can be converted to cash within five (5) working days.

         Lien shall mean any mortgage, pledge, charge, encumbrance, security interest, collateral assignment, or other lien or restriction of any kind, whether based on common law, constitutional provision, statute, or contract, and shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases, and other title exceptions.

         Loan shall mean all indebtedness for money borrowed from the Lender by the Borrower, together with all other liabilities of the Borrower under the Loan Documents, whether now existing or hereafter arising.

         Loan Documents shall mean this Agreement, the Note, all instruments, certificates, and agreements now or hereafter executed or delivered to the Lender pursuant to any of the foregoing, and all amendments, modifications, renewals, extensions, increases, and rearrangements of, and substitutions for, any of the foregoing.

         Note shall mean the Revolving Promissory Note described in Section 2.1 hereof.

         Parties shall mean all Persons other than the Lender executing any Loan Document.

         Permitted Investment Securities shall mean: (1) readily marketable securities issued or fully guaranteed by the United States of America; (2) commercial paper rated "Prime 1" by Moody's Investors Service, Inc., or A-1 by Standard and Poor's Borrower with maturities of not more than one hundred eighty
(180) days; (3) mutual funds acceptable to the Lender; (4) certificates of deposit or repurchase contracts with financial institutions acceptable to the Lender on terms satisfactory to the Lender, all of the foregoing not having a maturity of more than one (1) year from the date of issuance thereof; and (5) readily marketable securities received in settlement of liabilities created in the ordinary course of business.

         Person shall mean any individual, business entity, trust, unincorporated organization, governmental authority, or any other form of entity.


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         Plan shall mean any plan subject to Title IV of ERISA and maintained for employees of the Borrower or of any member of a "controlled group of corporations", as such term is defined in the Code, of which the Borrower is a part, or any such plan to which the Borrower is required to contribute on behalf of its employees.

         Property shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

         Subsidiary shall mean, as to a particular parent business entity, any business entity of which fifty percent (50%) or more of the indicia of equity rights (whether outstanding capital stock or otherwise) is at the time directly or indirectly owned by such parent business entity, or by one or more of its Affiliates.

2. The Loan.

         2.1 Description of the Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties made by the Borrower, the Lender agrees to make available to the Borrower a $3,000,000.00 revolving line of credit, as evidenced by the Revolving Promissory Note (the "Note") in substantially the form attached hereto as Exhibit "A". The Loan is unsecured.

3. Conditions.

         3.1 Funding. The obligation of the Lender to fund the proceeds of the Loan to the Borrower is subject to the receipt by the Lender of each of the following, in form and substance satisfactory to the Lender:

         (a)      The Note; and
         (b) Appropriate certificates from the Borrower which evidence the authority of the officers and agents of the Borrower to execute the Loan Documents, together with copies of appropriate organizational documents for said entities.

4. Representations and Warranties.

         To induce the Lender to enter into this Agreement and to make the Loan, the Parties represent and warrant as follows:

         4.1 Organization. The Borrower expressly represents and warrants to the Lender that it is a corporation duly organized and existing under the laws of the State of Texas; that it possesses full power and authority to own its property and to conduct its business as presently proposed to be conducted; that the execution and delivery of this Agreement and the Loan Documents and the performance of the obligations hereunder will not contravene any provisions of


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its articles of incorporation; and that the president, vice president or other agent executing this Agreement and the Loan Documents is expressly authorized to execute this Agreement and the Loan Documents by resolution of the Board of Directors of the Borrower.

         4.2 Financial Statements. The financial statements delivered to the Lender fairly present, in accordance with Generally Accepted Accounting Principles, the results of operations of the Borrower at the dates and for the periods indicated. No material adverse change has occurred in the Property, liabilities, and financial condition of, and no significant adverse change has occurred in the business or affairs of, the Borrower since the dates of such financial statements. The Borrower is not subject to any instrument or agreement materially and adversely affecting its financial condition, business, or affairs.

         4.3 Enforceable Obligations; Authorization. The Loan Documents are legal, valid, and binding obligations of the Parties thereto, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, and other similar laws affecting creditors' rights generally and by general equitable principles. The execution, delivery, and performance of the Loan Documents have all been duly authorized by all necessary action of the Parties.

         4.4 Other Debt. None of the Parties are in default in the payment of any other Indebtedness or under any material agreement, mortgage, deed of trust, security agreement or lease. Except as previously disclosed in writing to the Lender, none of the Parties have any Indebtedness for borrowed money.

         4.5 Litigation. Except as previously disclosed in writing to the Lender and for matters in which less than $100,000.00 are in controversy, there is no litigation or administrative proceeding pending or, to the knowledge of the Parties, threatened against, nor any outstanding judgment, order or decree affecting, the Parties or any of the Property owned by the Parties.

         4.6 Title. The Borrower has good and marketable title to all of its assets, free and clear of any Lien except for property tax liens which are not delinquent and mechanics' liens which are not material or are bonded or otherwise secured to the reasonable satisfaction of the Lender.

         4.7 Taxes. The Parties have filed all tax returns required to have been filed and paid all taxes due, except those for which extensions have been obtained and those which are being contested in good faith and for which reserves deemed adequate by the Lender have been established therefor. None of the Parties are aware of any pending investigation by any taxing authority which in the event of an adverse determination would have a material adverse impact upon the financial condition or the business prospects of the Parties.

         4.8 ERISA. No reportable Event (as defined in Section 4043(b) of ERISA) has occurred with respect to any Plan. Each Plan complies with all applicable provisions of ERISA, and the Borrower has filed all reports required by ERISA and the Code to be filed with respect to each Plan. The Borrower has no


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

knowledge of any Event which could result in a liability of the Borrower to the Pension Benefit Guaranty Corporation. The Borrower has met all requirements with respect to funding any Plan proposed by ERISA or the Code. Since the effective date of Title IV of ERISA, there have not been any nor are there any Events or conditions now existing that would permit any Plan to be terminated under circumstances which would cause the lien provided under Section 4068 of ERISA to attach to any assets of the Borrower. The value of the Plan's benefits guaranteed under Title IV of ERISA on the date hereof does not exceed the value of such Plan's assets allocable to such benefits as of the date of this Agreement and shall not be permitted to do so hereafter.

         4.9 Representations by Others. All written statements made by the Parties or in connection with any Loan Document shall constitute representations and warranties of the Parties hereunder.

         4.10 Survival of Representations, Etc. All written representations and warranties made by the Parties shall survive the delivery of the Note to the Lender and the making of the Loan, and no investigation at any time made by or on behalf of the Lender shall diminish the Lender's rights to rely thereon.

5.       Affirmative Covenants.

         The Parties covenant and agree with the Lender that prior to (a) the termination of this Agreement, (b) the payment in full of the Loan and (c) the termination of all obligations, if any, of the Lender to advance monies to or on behalf of the Borrower, the Parties will do, and if necessary cause to be done, each and all of the following:

         5.1 Taxes, Existence, Regulations, Property, etc. At all times (a) pay when due all taxes and governmental charges of every kind upon the Parties or against the income, profits, or Property of the Parties, unless and only to the extent that the same shall be contested in good faith and reserves deemed adequate by the Lender have been established therefor; (b) do all things necessary to preserve the existence, qualifications, rights, and franchises of the Borrower in all states where such qualification is necessary or desirable;
(c) comply with all applicable legal requirements in respect of the conduct of the business and the ownership of the Property of the Parties; and (d) cause the Property of the Parties to be protected, maintained, and kept in good repair and make all replacements and additions to the Property as may be reasonably necessary to conduct the business properly and efficiently.

         5.2 Financial Statements and Information. Furnish, or cause to be furnished, to the Lender each of the following in form, substance and detail satisfactory to the Lender as soon as available and in any event within (a) ninety (90) days after the end of each fiscal year, a copy of the Borrower's Form 10-K statement for the most recent period, and (b) within forty-five (45) days of the end of each fiscal quarter, a copy of the Borrower's Form 10-Q statement for the most recent period.


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

         5.3 Inspection. Permit the Lender and the Lender's designated agent to inspect the Borrower's assets, examine the Borrower's files, books and records and make and take away copies thereof, and discuss the Borrower's affairs with the Borrower's officers and accountants, all at such times and intervals and to such extent as the Lender may reasonably desire. The Lender shall not disclose any confidential information gained from any such inspection except to the Lender's directors, officers, employees, attorneys, accountants and regulators or as otherwise necessary in the Lender's ordinary course of business.

         5.4 Further Assurances. Promptly execute and deliver any and all other and further instruments which may be reasonably requested by the Lender to cure any defect in the execution and delivery of any Loan Document or more fully to describe significant aspects of the Parties' agreements set forth in the Loan Documents or so intended to be.

         5.5 Books and Records. Maintain books of record and account in accordance with Generally Accepted Accounting Principles.

         5.6 Insurance. Maintain insurance with such insurers, on the Borrower's assets, in an amount equal to the full insurable value of such assets against such risks as are reasonably satisfactory to the Lender and furnish the Lender satisfactory evidence thereof promptly upon request. The Borrower shall cause the Lender to be named as a beneficiary and/or loss payee as to hazard insurance (as required by the Lender) of such insurance and shall provide the Lender with copies of the insurance certificate of the insured that the insurance required by this Section may not be non-renewed without thirty (30) days' prior written notice to the Lender.

         5.7 Debt to Worth Ratio. Cause the Borrower to maintain at all times a Debt to Worth Ratio of not more than 2.0 to 1.0.

         5.8 Liquidity. Cause the Borrower to maintain at all times a minimum of $5,000,000.00 in unencumbered Liquidity.

         5.9 Pay Indebtedness. Pay, renew or extend the principal and interest on all material Indebtedness owed by the Borrower as the same shall become due and payable.

         5.10 ERISA. At all times cause the Borrower to immediately upon acquiring knowledge of any Reportable Event (as defined in ss.4043(b) of ERISA) or of any "prohibited transaction", as such term is defined in the Code, in connection with the Plan, furnish the Lender a statement executed by the president or chief financial officer of the Borrower setting forth the details thereof and the action which the Borrower proposes to take with respect thereto and, when known, any action taken by the Internal Revenue Service or the Department of Labor with respect thereto.


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

         5.11 Notice of Certain Matters. Notify the Lender immediately upon acquiring knowledge of the occurrence of any of the following:

         (a) the institution or threatened institution of any lawsuit or administrative proceedings affecting the Borrower excluding tort claims fully covered by insurance or litigation with an aggregate claim not in excess of $100,000.00;

         (b) the occurrence of any material adverse change in the assets, liabilities or financial condition of, or any significant adverse change has occurred in the business or affairs of, the Borrower;

         (c)      the occurrence of any Event of Default or any Default.

6.       Negative Covenants.

         The Parties covenant and agree with the Lender that prior to (i) the termination of this Agreement, (ii) the payment in full of the Loan and (iii) the termination of all obligations, if any, of the Lender to advance monies to or on behalf of the Borrower, or either of them, the Borrower will not, without the prior written consent of the Lender, do or allow to be done any of the following:

         6.1 Mergers, Consolidations, and Dispositions and Acquisitions of Assets. In any single transaction or series of transactions with an aggregate value of greater than $500,000.00, directly or indirectly: (a) liquidate or dissolve; (b) be a party to any merger or consolidation; (c) sell, convey, or lease all or any substantial part of its Property, except for sale of inventory in the ordinary course of business; or (d) acquire all or substantially all of the Property of any Person.

         6.2 Nature of Business; Management. Change the nature of its business or enter into any business which is substantially different from the business in which it is presently engaged or permit any substantial change in its executive management, which shall mean Kenneth S. Shifrin as Chairman and CEO or William
H. Hayes as CFO, without the consent of the Lender, whose consent shall not be unreasonably withheld.

         6.3 Books and Records. Change the method by which the Borrower maintains its books and records, except as required by Generally Accepted Accounting Principles.

7. EVENTS OF DEFAULT AND REMEDIES.

         7.1 Events of Default. If any of the following events shall occur, then the Lender may do any or all of the following subject to the express notice and cure rights described in the Note: (1) declare the Loan to be immediately due and payable, together with all accrued interest thereon, without notice of any kind, notice of acceleration or of intention to accelerate, presentment and demand or protest, all of which are hereby expressly waived (except for the


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express notice and cure rights described in the Note); (2) terminate all commitments to advance funds to the Borrower; (3) accelerate the maturity of the Loan to a date as early as the date of the notice; (4) exercise its rights of offset against each Account and all other Property of the Borrower in the possession of the Lender, which right is hereby granted by the Borrower to the Lender; and (5) exercise any and all other rights pursuant to the Loan
Documents:

                  (a) The Borrower fails to pay or prepay any principal of or interest on the Loan or any commitment fee or any other obligation hereunder when due; or

                  (b) The Borrower (i) fails to pay at maturity, or within any applicable period of grace, any principal or interest on any other borrowed money obligation or if the holder of such other obligation declares, or may declare, such obligation due prior to its stated maturity because of a default thereunder; or shall fail to observe or perform any material term, covenant or agreement contained in any agreement or obligation by which the Borrower is bound, or (ii) is in default under or in violation of any agreement or obligation by which the Borrower is bound; or

                  (c) Any representation or warranty made by the Parties herein or otherwise in connection with this Agreement proves to have been incorrect, false or misleading in any significant respect when made; or

                  (d) The Parties violate any covenant, agreement, or condition contained in this Agreement or the other Loan Documents and such violation is not cured within the express notice and cure period described in the Note (or a cure commenced within such period and diligently pursued to completion where the cure reasonably required more than fifteen (15) days); or

                  (e) A final and nonappealable judgment, or final and nonappealable judgments in the aggregate, for the payment of money in excess of $500,000.00 is rendered against the Borrower and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed; or

                  (f) The Borrower or any other Person claims, or any court finds or rules, that the Lender does not have a valid Lien as provided for herein on any material security which may have been provided by the Borrower, or such other Person; or

                  (g) The Borrower sells, encumbers, or abandons (except as otherwise expressly permitted by the Loan Documents) any significant portion of the Property; or any levy, seizure or attachment is made thereof or thereon; or such Property is lost, stolen, substantially damaged or destroyed, and such loss or damage is not reimbursed by adequate insurance proceeds; or

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                  (h) Any order is entered in any proceeding against the
         Borrower decreeing the dissolution, liquidation or split-up of the Borrower, and such order remains in effect for twenty (20) days; or

                  (i) The Borrower makes an assignment for the benefit of creditors or becomes insolvent or fails generally to pay its debts as they become due, or petitions or applies to any tribunal for the appointment of a trustee, custodian, receiver, (or other similar official) of the Borrower or of all or any substantial part of the Property of the Borrower or commences a voluntary case or any other proceedings relating to the Borrower under any bankruptcy, reorganization, compromise arrangement, insolvency, readjustment of debt, dissolution, or liquidation or similar law (herein called the "bankruptcy law") of any jurisdiction; or

                  (j) Any such petition or application is filed, or any such proceedings are commenced, against the Borrower and the Borrower by any act or omission indicates its approval, consent, or acquiescence, or an order for relief is entered in an involuntary case under the federal bankruptcy laws as now or hereafter constituted, or an order, judgment or decree is entered appointing any such trustee, custodian, receiver, liquidator, or similar official or adjudicating the Borrower bankrupt or insolvent, or approving the petition in any such proceedings, and such order, judgment, or decree remains in effect for twenty (20) days; or

                  (k) A material adverse change occurs in the Property, liabilities or financial condition of, or any significant adverse change in the business or affairs of, the Parties (or any of them); or

                  (l) The Parties conceal, remove, or permit to be concealed or removed, any part of their Property, with intent to hinder, delay or defraud their creditors or any of them, or makes or suffers a transfer of any of their Property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of their Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid.

         7.2 Other Remedies. In addition to and cumulative of any rights or remedies provided for in this Agreement or any of the other Loan Documents, upon the occurrence of any of the events described in Section 7.1 hereof, the Lender may at any time proceed to protect and enforce its rights hereunder, by any appropriate proceedings, as the Lender may elect. The Lender may also proceed either by the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents or to enforce the payment of the Loan or to enforce any other legal or equitable right provided under this Agreement or the other Loan Documents, or otherwise existing under any law in favor of the holders of Indebtedness.


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         7.3 Remedies Cumulative. No remedy, right or power of the Lender is intended to be exclusive of any other remedy, right or power, and each and every remedy, right and power shall be cumulative and in addition to every other remedy, right and power given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

8. Miscellaneous.

         8.1 No Waiver. No failure to exercise and no delay on the part of the Lender in exercising any power or right in connection herewith or under any other Loan Document shall operate as a waiver, nor shall any single or partial exercise of any such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No course of dealing between the Borrower and the Lender shall operate as a waiver of any right of the Lender. No modification or waiver of any provision of this Agreement or any other Loan Document shall be effective unless the same shall be in writing and signed by the Person against whom enforcement thereof is to be sought.

         8.2 Governing Law. Unless otherwise specified therein, each Loan Document shall be governed by and construed in accordance with the laws of the State of Texas and The United States of America. The Parties hereby irrevocably agree that any legal proceeding against the Lender arising out of or in connection with this Agreement or the other Loan Documents shall be brought in the District Courts of Travis County, Texas, or in the United States District Court for the Western District of Texas, Austin Division.

         8.3 Usury Not Intended; Refund of Any Excess Payments. It is the intent of the Parties in the execution and performance of this Agreement to contract in strict compliance with the usury laws of the State of Texas and The United States of America from time to time in effect. In furtherance thereof, the Lender and the Parties stipulate and agree that none of the terms and provisions contained in this Agreement or the other Loan Documents shall ever be construed to create a contract to pay for the use, forbearance, or detention of money with interest at a rate in excess of the Highest Lawful Rate and that for purposes hereof "interest" shall include the aggregate of all charges which constitute interest under such laws that are contracted for, reserved, taken, charged, or received under this Agreement. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, the Parties and the Lender shall, to the maximum extent permitted under applicable law, (a) treat all advances as but a single extension of credit (and the Parties and the Lender agree that such is the case and that provision herein for multiple advances is for convenience only), (b) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, (c) exclude voluntary prepayments and the effects thereof, and (d) "spread" the total amount of interest throughout the entire contemplated term of the Loan. The provisions of this paragraph shall control over all other provisions of the Loan Documents which may be in apparent conflict herewith.


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         8.4 Expenses. Any provision to the contrary notwithstanding, and whether or not the transactions contemplated by this Agreement shall be consummated, the Parties shall pay on demand all reasonable out-of-pocket expenses (including, without limitation, the fees and expenses of counsel for the Lender) in connection with the negotiation, preparation, execution, filing, recording, refiling, re-recording, modification, supplementing, and waiver of the Loan Documents and the making and collection of the Loan. The obligations of the Parties under this and the following section shall survive the termination of this Agreement and/or the payment of the Loan.

         8.5 Indemnification. The Borrower agrees to indemnify, defend, and hold the Lender harmless from and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency, and expense (including interest, penalties, attorneys' fees, and amounts paid in settlement) to which the Lender may become subject arising out of or based upon the Loan Documents or the Loan, excluding those to the extent caused by the Lender's own acts or omissions.

         8.6 Entire Agreement. This Agreement and the Loan Documents embody the entire Agreement and understanding between the Parties and the Lender relating to the subject matter hereof and supersedes all prior proposals, negotiations, agreements, and understandings relating to such subject matter. The Parties certify that they are not relying on any representation, warranty, covenant, or agreement except for those set forth in this Agreement and the other Loan Documents. All written representations made by the Parties to the Lender respecting the subject matter hereof shall survive the execution of this Agreement.

         8.7 Severability. If any provision of any Loan Document shall be invalid, illegal, or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions shall not be affected or impaired thereby.

         8.8 Loan Agreement Controls. If there are any conflicts or inconsistencies among this Agreement and any of the other Loan Documents, this Agreement shall prevail and control.

         8.9 Commitment. The Lender has no commitment to lend sums to the Borrower other than as specifically set forth herein.

         8.10 Notices. All notices, demands and requests made under any provision of this Agreement shall be in writing and shall be deemed to have been properly delivered as of the time of delivery if personally delivered, the date of receipt or refusal indicated on the return receipt, if sent by United States certified mail, return receipt requested, and postage prepaid, or one (1) business day after the time of delivery to Federal Express (or comparable express delivery system) if sent by such method with all costs prepaid. All notices, demands and requests shall be addressed to the Lender at 2705 Bee Caves Rd. Suite 120, Austin, Texas 78746, Attention: Mr. Jon Levy, and to the Borrower at 1031 Capital of Texas Highway, Austin, Texas 78746, Attention: William H. Hays, or to such other address that either the Lender or the Borrower may designate to the other by written notice sent in the manner required hereby.


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

         8.11 Sale or Assignment. The Lender reserves the right, in its sole discretion, without notice to the Borrower, or any of the other Parties, to sell participations or assign its interest, or both, in all or any part of the Loan evidenced by this Agreement, or the other Loan Documents. No such sale or assignment shall relieve the Lender of any obligation of the Lender under the Loan Documents


                        PLAINSCAPITAL BANK, a Texas state  bank


                        By:  Jonathan D. Levy

                        Name: /s/ Jonathan D. Levy

                        Title:Executive Vice PResident


                        AMERICAN PHYSICIANS SERVICES GROUP,
                           INC., a Texas corporation


                        By:   William H. Hayes

                        Name:  /s/ William H, Hayes

                        Title:Sr. Vice President




ATTACHMENTS:

Exhibit A - Note